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                                     EVANS

          Supplement to the Notice of Special Meeting of Stockholders
                          To Be Held December 8, 1998

To the Stockholders of Evans, Inc.:

  On or about November 3, 1998 you were mailed a notice of and proxy statement for a Special Meeting of Stockholders to be held December 8, 1998 in order to approve an amendment to the Company's Restated Certificate of Incorporation to effect a one-for-four reverse stock split of the Common Stock.

  Due to a printing error, item 1 of the Notice of Special Meeting of Stockholders incorrectly stated that the amendment to the Company's Restated Certificate of Incorporation was to effect a one-for-three reverse stock split. Accordingly item 1 should read as follows:

  1. To approve an amendment to the Company's Restated Certificate of Incorporation to effect a one-for-four reverse stock split of the Common Stock, to reduce the authorized Preferred Stock, par value $1.00 per share from 3,000,000 shares to 1,000,000 shares and to reduce the authorized Common Stock, par value $0.20 per share, from 8,000,000 shares to 3,000,000 shares.

  The balance of the Proxy Statement and Proxy card is correct and indicated that the amendment was to effect a one-for-four reverse stock split.

  The closing bid price of the Common Stock as reported on The NASDAQ SmallCap Market on November 5, 1998, the last trading day prior to the date of this supplemental notice, was $0.56.

  YOUR VOTE IS IMPORTANT AND WE URGE YOU TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD THAT WAS IN THE SELF-ADDRESSED POSTAGE-PAID ENVELOPE THAT WAS SENT TO YOU WITH THE NOTICE AND PROXY STATEMENT ON OR ABOUT NOVEMBER 3, 1998.

                      By Order of the Board of Directors,

                                Samuel B. Garber
                                 Vice President
                         General Counsel and Secretary

Chicago, Illinois
November 6, 1998